UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2009

EBIX, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Concourse Parkway, Suite 3200, Atlanta, Georgia	30328
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 281-2020

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:   Other Events

On October 12, 2009 Ebix, Inc. (“Ebix” or the “Company”), (NASDAQ: EBIX), announced that on October 10, 2009 its board of directors unamoiusly approved a three-for-one split (the “Stock Split”) of the Company’s common stock. The Company expects that the record date for the Stock Split will be on or about November 30, 2009, and that trading on a split-adjusted basis will begin on or about December 10, 2009. As a result of the Stock Split, each shareholder of record on the record date will receive two additional shares of common stock for each share held. Each shareholder’s percentage of ownership and proportional voting power remains unchanged after the Stock Split. A copy of the press release announcing the Stock Split is attached to this Form 8-K as exhibit 99.1.

The Company presently does not have a sufficient number of authorized shares of common stock necessary to facilite the Stock Split. In this regard on October 10, 2009 Ebix’s board of directors unamoiusly approved increasing the number of authorized shares of common stock (par value $0.10) from 20 million to 60 million shares. Management and the board believe that in addition to the Stock Split, 60 million authorized shares of common stock will be adequate to facilitate possible future capitalization needs of the Company. An increase in a corporation’s authorized number of common shares must be put to a vote of the Company’s shareholders. Therefore, the Company will hold a special meeting of the shareholders for this purpose and anticipates that this meeting will be conducted during the last week in November.

Item 9.01:   Exhibits

99.1     Press Release, dated October 12, 2009, as issued by Ebix, Inc. (re: the Stock Split)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

	By:	/s/ Robert F. Kerris

Robert Kerris
Chief Financial Officer
and Corporate Secretary

October 13, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated October 12, 2009, as issued by Ebix, Inc. (re: the Stock Split)